Prospectus Supplement No. 14 (to Prospectus dated November 12, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-281694

BENEFICIENT

203,212,927 Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated November 12, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-281694) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2025. Accordingly, we have attached the Form 8-K to this prospectus supplement. The information included in the Form 8-K that is furnished shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $11.50 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On June 9, 2025, the last reported sales price of the Class A common stock was $0.3170 per share, and the last reported sales price of our Warrants was $0.0070 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2025

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850
Dallas, Texas 75201
(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Agreement.

As previously disclosed, on December 4, 2024, Beneficient, a Nevada corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company, Beneficient Capital Company Holdings, L.P., a Delaware limited partnership and subsidiary of the Company (the “Purchaser” and, together with the Company, the “Beneficient Parties”), Mercantile Bank International Corp., a Puerto Rico corporation licensed as an International Financial Entity by the Office of the Commissioner of Financial Institutions of Puerto Rico (“MBI”), and Mercantile Global Holdings, Inc., a Delaware corporation and the sole stockholder of MBI (“MGH” and, together with MBI, the “Sellers”), pursuant to which, the Purchaser agreed to purchase from MGH all of the issued and outstanding shares of capital stock of MBI upon the terms and subject to the conditions set forth in the Purchase Agreement.

On June 3, 2025, the Sellers delivered a notice to the Beneficient Parties terminating the Purchase Agreement, effective immediately. The termination of the Purchase Agreement did not cause the Beneficient Parties to incur any additional liability.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 5, 2024, and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer
Dated:	June 10, 2025